NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 15, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 28, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation a wholly owned subsidiary of Sky Growth Holdings Corporation which is beneficially owned by an affiliate of TPG Capital, L.P. became effective on September 28, 2012, each share of Common Stock of Par Pharmaceutical Companies, Inc. was converted into $50.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 1, 2012.